Exhibit 10.1

March 20, 2015

Diane Palumbo

Corporate Vice President, Human Resources

MannKind Corp.

28903 North Avenue Paine

Valencia, CA 91355

Re:	Transition and Separation Agreement

Dear Diane:

This letter sets forth the terms of the transition and separation agreement (the “Agreement”) that MannKind Corporation (the “Company”) is offering to you.

1. SEPARATION DATE. As we have discussed, your employment termination date will be February 1, 2017, or such earlier date as your employment may be terminated by either you or the Company pursuant to Section 3 below (the “Separation Date”).

2. TRANSITION DATE. During the period between now and August 3, 2015 (the “Transition Date”), you will continue to perform services as the Company’s Corporate Vice President, Human Resources, reporting to the Company’s Chief Executive Officer (“CEO”) and as requested by the CEO. Your duties during this period will include, but not be limited to, continuing to develop and execute your current major projects, as well as assisting in the briefing and orientation of the Company’s new Senior Vice President, Human Resources (“SVPHR”), and transition of certain responsibilities to the SVPHR, as requested by the CEO.

3. TRANSITION PERIOD.

a. Transition Period Duties. During the period between the Transition Date and the Separation Date (the “Transition Period”), you will remain an employee of the Company with the title of Senior Human Resources Advisor, Special Projects, and reporting to the CEO. You agree that, during the Transition Period, you will comply with all Company policies and procedures and with all of your contractual obligations to the Company (including, without limitation, your obligations under your Employee Proprietary Information and Inventions Agreement. Your Transition Period duties will include, but are not limited to, providing guidance on human resources matters, transition and briefing assistance for the SVPHR, and assisting with the administration of the Company’s 401(k) audit, Mann Companies Health and Welfare Plans, Retiree Group Medical Plan, and such other projects and activities as may be requested by the CEO. The Company will continue to support your involvement with Southern California Biomedical Council (SoCalBio). During the Transition Period, you will not be expected to work from the Company’s office locations on a full-time basis, although you will be expected to be available as needed. While you will ordinarily be working from home during this period, you will receive from the Company such administrative support for your performance of your Company duties as needed.

b. Standard Compensation/Benefits. During the Transition Period, you will continue to receive your current base salary, subject to standard withholdings and deductions; you will continue to accrue paid time off (“PTO”) according to Company policy; and you will be eligible for the Company’s standard benefits, including but not limited to the Company’s Exec-U-Care plan, subject to the terms of such plans and programs and applicable law. On the Separation Date, or as soon as feasible thereafter, you will receive a final paycheck for all wages earned through the Separation Date (subject to standard withholdings and deductions), and all accrued and unused PTO. Your coverage under the Company’s group health plan will continue through the Transition Period, and your premiums will be paid by the Company to the extent provided by the Company’s current health insurance policies. If at any time during the Transition Period, you become eligible to continue your group health benefits at your own expense under the federal COBRA law, or applicable state insurance laws, the Company will pay your monthly COBRA premiums through the Separation Date. Thereafter, to the extent provided by the federal COBRA law, or applicable state insurance laws, and by the Company’s current health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

c. Annual Bonus. During the Transition Period, you will be eligible to receive an annual bonus for work performed in 2015 and, subject to Section 4, 2016 (scheduled to be paid in March following the conclusion of the applicable performance year), under the standard bonus plan applicable to Senior Executives.

d. Stock Options and Restricted Stock Units. You were granted restricted stock units (the “RSUs”) in, and options (the “Options”) to purchase, shares of the Company’s common stock, pursuant to the Company’s applicable equity incentive plan documents (collectively, the “Plan”) and your Option and RSU grant documents. During the Transition Period, your Options and RSUs will continue to vest pursuant to the Plan, will continue to be governed by the Plan and applicable grant documents, and will cease vesting as of the Separation Date. Thereafter, your vested Option shares will be exercisable pursuant to the terms of the Plan and applicable grant documents. You will not receive any additional equity awards during the Transition Period.

e. Termination for Cause. During the Transition Period, you are entitled to resign your employment at any time for any reason. Additionally, during the Transition Period, the Company is entitled to terminate your employment with or without Cause (as defined below). If the Company terminates your employment with Cause during the Transition Period, your employment ends due to your death or disability, or you resign for any reason, your employment will end immediately and you will not receive any further compensation or benefits from the Company (including the severance payments set forth in Section 4 below), except for any unpaid salary and PTO accrued through your Separation Date and any vested benefit under a written ERISA-qualified benefit program.

f. “Cause” Definition. For purposes of this Agreement, “Cause” for termination of your employment will mean any of the following: (i) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably likely to cause injury to the Company; (ii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party in breach of a contractual commitment; (iii) your willful breach of any of your obligations under any written agreement with the Company or any Company policy; or (iv) your engaging in employment or performing any work activities competitive with the Company .

4. SEPARATION DATE RELEASE AND SEVERANCE PAYMENT. Subject to the terms and conditions set forth in Section 3 (Transition Period), if you remain a Company employee through February 1, 2017, you remain in compliance with this Agreement and all Company policies, and you sign the Separation Date Release on the Separation Date or within twenty-one (21) days thereafter and allow it to become effective, then the Company will pay you as severance, an amount equal to the annual bonus for which you would have been eligible under the standard bonus plan applicable to Senior Executives had you remained a Company Employee through the date on which the annual bonus for work performed in 2016 is paid (the “Severance”). The Severance will be subject to standard employment and income tax deductions and withholdings and will be paid to you in a lump sum on or before the date on which the annual bonuses for work performed in 2016 are paid, or on or within seven (7) days after the Release Effective Date, if it occurs later.

5. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date.

6. EXPENSE REIMBURSEMENTS. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse such expenses pursuant to its regular business practice. If you are required to travel before or during the Transition Period or the Consulting Period to discharge your duties or perform Consulting Services, then you shall be subject to the same travel expense guidelines as apply to Executive Leadership Team members.

7. RETURN OF COMPANY PROPERTY. By the Separation Date, you shall return to the Company all Company documents (and all copies or reproductions thereof) and other Company property within your possession or control, including, but not limited to, Company hardcopy and electronic files, email, notes, drawings, records, reports, studies, compilations of data, business plans and forecasts, proposals, agreements, financial and operational information, sales and marketing information, research and development information, product and prototype information, personnel information, specifications, computer-recorded information, tangible property and equipment including, but not limited to, credit cards, entry cards, identification badges, keys, computing and communication devices; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof, in whole or in part). Your timely return of all such Company documents and other property is a condition precedent to your receipt of the benefits provided under this Agreement; provided that you are permitted to retain copies of any agreement that you signed with the Company (after leaving with the Company the original or another copy, if you do not possess the original). Your return of property and information shall include return of a copy of any Company information stored on any personal computing device, and deletion of all such information from your personal devices without retention of any copy or embodiment; and you agree to permit the Company to inspect any such device to ensure that such return and deletion of information has taken place.

8. PROPRIETARY INFORMATION PROTECTION AND ASSIGNMENT OF RIGHTS TO WORK PRODUCT. You acknowledge and agree to abide by your continuing obligations under your Employee Proprietary Information and Inventions Agreement. You further agree that, both during and after your employment, you will make no use or disclosure of any Company proprietary or confidential information unless specifically authorized in writing by a Company officer. You hereby assign to the Company all right, title, and interest you may have in any and all inventions, developments, concepts, methods, trade secrets, intellectual property, or other work product developed or obtained by you during your employment with the Company that relates to any actual or anticipated line of business, product, service, or activity of the Company, or your performance of services for the Company, or was produced on Company time or equipment.

9. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

10. NONDISPARAGEMENT. You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations, provided that you may respond accurately and fully to any inquiry to the extent required by legal process.

11. NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

12. RELEASE OF CLAIMS. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the time you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, fees, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”) and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, you are not releasing the Company hereby from any breach of this Agreement subsequent to its Effective Date, or any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance. Also, excluded from this Agreement are any claims that cannot be waived by law. You are not waiving your right to bring proceedings before administrative agencies such as the Equal Employment Opportunity Commission, Department of Labor, or the California Department of Fair Employment and Housing, provided that you are waiving any monetary recovery from such proceedings. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

13. ADEA RELEASE. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

14. SECTION 1542 WAIVER. In granting the release herein, which includes claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein,

including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

15. DISPUTE RESOLUTION. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment, or the termination of your employment, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in the Los Angeles, California area, in accordance with JAMS’ then-applicable arbitration rules, which appear at the following link: http://www.jamsadr.com/rules-comprehensive-arbitration/. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear JAMS’ arbitration fees and administrative costs. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

16. REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

17. MISCELLANEOUS. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including, but not limited to, your employment offer letter, Executive Severance Agreement and Employee Proprietary Information and Inventions Agreement (insofar as it may be inconsistent with this Agreement). This Agreement may not be modified or amended except in a written agreement signed by both you and a duly authorized officer of the Company. If any provision of this Agreement (including, but not limited to, the Employee Proprietary Information and Inventions Agreement, incorporated by reference herein) becomes or is declared illegal, unenforceable or void, this Agreement shall continue in full force and effect, and said provision shall be deemed modified and enforceable consistent with the intent of the parties insofar as possible under applicable law. This Agreement will be construed and enforced in accordance with the laws of the State of California without respect to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement must be in writing and shall not be deemed a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

Sincerely,

By:	/s/ Hakan S. Edstrom
Hakan S. Edstrom, Chief Executive Officer

I HAVE READ, UNDERSTAND AND ACCEPT THE FOREGOING AGREEMENT:

/s/ Diane Palumbo	March 20, 2015
Diane Palumbo	Date

EXHIBIT A

SEPARATION DATE RELEASE

(To be signed on or within 21 days after the Separation Date.)

In consideration for the various benefits provided to me by MannKind Corporation (the “Company”) pursuant to my letter Transition and Separation Agreement with the Company dated March 20, 2015 (the “Agreement”), I agree to the terms below.

I hereby confirm that: I have been paid all compensation owed for all hours worked by me for the Company; I have received all leave and leave benefits and protections for which I was eligible (pursuant to the Family and Medical Leave Act, the California Family Rights Act or otherwise) in connection with my work with the Company; and I have not suffered any injury or illness in connection with my work with the Company for which I have not already filed a claim.

I hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring prior to and including the time I sign this Separation Date Release (the “Release”). This general release includes, but is not limited to: (1) all claims arising from or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), ERISA, the California Fair Employment and Housing Act (as amended), the California Labor Code (as amended), and the California Family Rights Act.

I am not releasing: (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Release. In addition, nothing in this Agreement prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other analogous federal or state government agency, except that I acknowledge and agree that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.

I also acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“Release ADEA Waiver”). I also acknowledge that the consideration given for the Release ADEA Waiver is in addition to anything of value to which I was already entitled. I further

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acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my release and waiver herein does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke it (by sending written revocation directly to the Company’s Chief Executive Officer); and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (the “Release Effective Date”).

I UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

This Release, together with the Agreement (including all exhibits thereto), constitutes the complete, final and exclusive embodiment of the entire agreement between me and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained in the Release or the Agreement, and it entirely supersedes any other such promises, warranties or representations, whether oral or written.

By:
Diane Palumbo

Date:

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EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

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